EXHIBIT 10.1

May 13, 2014

Tony Woodard
1855 Bishop's Green Dr.
Marietta, GA  30062

ADDRESSEE ONLY – PERSONAL & CONFIDENTIAL

Dear Tony,
Thank you for stepping into the role of interim CFO and for assisting us with the transition. I have every confidence that you will provide leadership to the finance team while ensuring our business remains strong. You can count on the full support of the Leadership Team and me as you take on these new responsibilities.
I am pleased to confirm that the Board has unanimously approved to add a $10,000.00 (before taxes) monthly premium to your base salary for each month (or part of) you serve as interim CFO. Your annual bonus will be calculated against your total base salary earnings for the year versus your base salary at year end.

In addition you will also be eligible for the following:

Award	Terms & Condition
Retention Award A guaranteed cash retention award	The cash retention award will be equal in value to the STIP for VPs (30% of base salary),and The award will be paid in March, 2015 after 10K filing
Amended Severance Agreement You are eligible for the amended severance policy from 6 months to 12 months
The amended severance agreement is in effect for the later of one year, or 6 months after the start date of the new CFO
This contingency payment will only be paid if you are terminated without cause during this period

2012 – 2014 LITP Grant You are eligible for the three year 2012 – 2014 LTIP Grant
The three year (2012 – 2014) LTIP grant is scheduled to vest in April 2015
In the event you are terminated without cause prior to the vesting date, you will be eligible to receive the award on the same terms as others receiving the award

Congratulations Tony. This recognition is a reflection of my appreciation for the competence and character you will bring to your role. We are grateful to have you on the team.

Sincerely,

/s/ Cheryl A. Bachelder
Cheryl A. Bachelder
Chief Executive Officer